CUSIP No. 25056L 103	13G

EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Design Therapeutics, Inc. a Delaware corporation.

Dated: February 8, 2022

Star Irrevocable Trust #1 dated April 22, 2019

/s/ Jason Howerton
Jason Howerton, Trustee

/s/ Jason Howerton
Jason Howerton